Exhibit 10.12

Employment Agreement

Made and entered into in Herzliya on May 16, 2013

Between

Commtouch Software Ltd.

1 Sapir St., Herzliya

(Hereinafter: the “Company”)

And

Name: Lior Kohavi

7 Ella St., Ramat HaSharon

(Hereinafter: the “Employee”)

Whereas the Company wishes to hire the Employee as CTO, all subject to and in accordance with the provisions of this agreement;

The parties have therefore agreed and stipulated between them as follows:

1.	Preamble and Interpretation

1.1.	The preamble to this agreement is an integral part hereof.

1.2.	Section titles appear for convenience purposes only and they may not be used in the interpretation of this agreement.

1.3.	Anything written in the masculine is considered to be written in the feminine, as applicable.

2.	The Parties’ Representations

The parties represent and agree as follows:

2.1.	This is a personal, specific agreement that governs the relationship between the Company and the Employee, and therefore, no general and/or specific collective agreement that applies to Company’s employees, if any, will apply to the Employee.

2.2.	This agreement exhausts all payments and/or benefits and/or other terms of any kind and type to which the Employee is entitled from the Company, and the Employee will not be entitled to any payment and/or benefit from the Company unless they are expressly set forth in this agreement.

2.3.	The relationship between the Employee and the Company will not be subject to any custom between the Company and other employees, if any, and/or to any practice, unless they are expressly adopted in this agreement, and to the extent that they are thus adopted. If the Company gives the Employee any benefit or payment which is not set forth in this agreement in a particular case – such grant will not establish a custom between the parties and/or obligate the Company in additional or other cases.

3.	Job Description

3.1.	It is hereby agreed that the Employee will work at the Company and the Company will hire him for this position. The Company may change the tasks the Employee will be required to carry out within his position, as it will see fit at its exclusive discretion, from time to time.

3.2.	With regards to the performance of his role, the Employee will be subordinate to a superior on the Company’s behalf, and he will follow his instructions, according to the Company’s policy and procedures, as applicable from time to time.

4.	Salary

4.1.	The Employee’s gross monthly salary will be NIS 49,600 (hereinafter: the “Base Salary”).

In addition, the Employee will be entitled to a NIS 12,400 global monthly payment for overtime work (hereinafter: the “Overtime Pay”). The Company will pay the Employee the Overtime Pay ex gratia, regardless of whether or not the Employee worked overtime in the relevant month. If the Company is required to make any additional payment for overtime, the Employee will return all amounts the Company paid as Overtime Pay to the Company, plus all fringe benefits paid with respect to that component. As the Employee’s position requires an extraordinary level of personal trust, the Employee might have to work beyond the standard work hours. Regardless, the Employee will not be entitled to any additional consideration due to overtime work in addition to the Overtime Pay. The Base Salary and the Overtime Pay are referred to hereinafter as the “Salary.” The Salary includes payment for travel expenses.

The Salary will be paid to the Employee on the dates the Company will stipulate, but no later than the 9th of each month with respect to the past month.

4.2.	The Salary will be updated according to the provisions of the general market-wide collective agreements regarding cost-of-living increases.

4.3.	The Employee accepts that the Company will make the permissible deductions out of the Salary according to the Wage Protection Law, 1958.

5.	Bonus Plan

1.1.	The Company intends to give the Employee an annual bonus according to the plan that the Company may revise and modify from time to time at its exclusive discretion.

1.2	The Employee will be entitled to a bonus payment that will be determined, inter alia, based on his annual evaluation, which is based on criteria that match the terms of the bonus plan (see the bonus objectives section).

1.3.	If in the first year of his employment, the Employee did not work for a full fiscal year, the bonus will be calculated according to the part of the year in which the Employee worked in practice.

1.4.	An employee who stops being a Company employee for any reason whatsoever prior to the end of the fiscal year will not be entitled to a bonus.

1.5.	The bonus payment will not be considered part of the Salary and no fringe benefits will be paid with respect to it.

1.6.	The bonus will be paid after the Company’s Board of Directors confirms the Company’s annual results.

1.7.	The bonus plan’s initial objectives will be defined for the Employee in the first month of his employment, according to the MBO (Management by Objectives) Model the Company implements.

1.8.	As a signing bonus, the Employee will receive $20,000 for the first year of his employment in the Company, and $20,000 for the second year of his employment at the Company. If the Employee leaves the Company before a year has passed from the bonus date – he will return the bonus to the Company on the day he leaves.

The bonus objectives: 30% of the annual salary: NIS 223,200.

6.	Annual Leave

6.1.	The Employee will be entitled to 24 days of annual leave.

6.2.	The Employee will coordinate his vacations with his superiors in the Company and will take its needs into account.

7.	Sick Leave

7.1.	The Employee will be entitled to sick leave, as stipulated by law, after presentation of a sick note by a qualified physician.

7.2.	The parties agree that sick leave may not be redeemed during the term of employment and after the employee-employer relations comes to an end.

8.	Convalescence Pay

The Employee is entitled to convalescence pay at the terms and at the rates stipulated in the law.

9.	Fringe benefits – the Company will duly make payments to the National Insurance Institute on your behalf.

You will be included in an executive insurance policy, as follows:

Executive insurance –The Company will pay 8.3% of you Salary on your behalf (not including additions and/or benefits) for the policy’s severance pay component. This amount will be distributed according to the Employee’s instructions to the insurance agent, provided that it does not exceed 8.3% of your monthly Salary. Furthermore, the Company will contribute 5% of your above-mentioned monthly Salary with respect to the executive insurance policy’s benefits component, on the condition that you contribute an amount equal to 5% of your monthly Salary, through the Company. Moreover, the Company will make a monthly contribution for employment disability insurance according to the Company’s custom, as a derivative of the gross Salary.

From the first day of your employment, a continuing education fund will be opened for you – the Company will contribute 7.5% of your monthly Salary and also deduct 2.5% of your monthly Salary for said continuing education fund, all up to the statutory cap.

Moreover, the Company will pay you, as a monthly bonus, the difference (NIS 3471.6) between the Company’s contribution up to the above cap (7.5% x NIS 15,712) and the Company’s full contribution (7.5% x 62,000) based on your Salary. This bonus will be canceled if the Company decides to make full contributions with respect to the continuing education fund for all Company employees.

10.	Work Hours

The work hours quota is based on 43 work hours a week, and your Salary is global; the Company is not committed to any quota of hours. The hours quota will be determined by the Company’s management, according to the Company’s needs, as applicable from time to time.

11.	The Company’s Option Plan

You will be entitled to 270,000 options, subject to the approval of the Company’s Board of Directors. At the recommendation of your superiors and subject to your achievements, you will be included in other Company option plans.

Additionally, we will recommend that your option grant agreement include an acceleration of vesting provision in the event that the Company is the target of an acquisition by third party i.e. 100% vesting if you are terminated as a result of the acquisition, and 50% at closing if you remain with the Company and 50% on the earlier of your one year anniversary of the acquisition on your termination by the successor Company thereafter.

12.	Vehicle – you are eligible to participate in the Company’s leasing program, which is an integral part of this contract. In the framework of this plan, you may use a Company car and the monthly cost of the lease will be deducted from your gross Salary, as set forth in section 4.

13.	The Employee’s Undertakings

13.1.	The Employee undertakes to dedicate his time, energy, skill, knowledge, and experience to his work at the Company, to the extent required of him, to work for it faithfully and act to the best of his ability to advance the Company’s business and interests.

13.2.	The Employee will not receive any consideration or any benefit from any entity whatsoever in connection with his work at the Company, including from Company customers or vendors, directly or indirectly.

13.3.	The Employee undertakes to immediately notify the Company of any matter or subject in which he has a personal interest and that might cause a conflict of interests with his work in the Company.

13.4.	The Employee declares and undertakes that the execution hereof and the performance of the duties do not constitute a breach of any previous undertaking, express or implicit, to which the Employee is subject under any agreement and/or under any law.

14.	Employment Start Date

This agreement is made for an undefined period commencing on June 1, 2013.

15.	Termination of the Employee-Employer Relationship

If either party wishes to terminate this contract, it must give the other party 90 days written notice. The foregoing notwithstanding, the Company may terminate the agreement immediately subject to payment in lieu of prior notice. The foregoing notwithstanding, until the first three months of employment have passed, the parties will be obligated to give prior notice pursuant to the Prior Notice Law, 2001. In any event in which either you or the Company have given such notice, the Company may terminate your employment on the notice date or at any time thereafter, provided that the advance notice fee is paid.

This section will not apply if it transpires that you are in breach of this contract and/or have acted dishonestly and/or unfaithfully toward the Company and/or you are convicted with an offense involving moral turpitude and/or another offense whose circumstances, ethically, are such that the Company will be of the opinion that your continued employment will cause the Company harm. In such case, the Company may terminate your employment with no advance notice, and you will not be entitled to severance pay. Upon notice of the termination of your employment and/or the termination of your employment for any reason whatsoever, you undertake to transfer your position at the Company to a person whose identity the Company will determine, upon the Company’s demand, in an orderly fashion, to the Company’s satisfaction, at the time and in the manner the Company shall determine. If such a transfer of position is required after the end of the advance notice period and/or after the termination of your employment at the Company, as applicable, you will be entitled to wages (with no extras) for the days you will fulfill your above undertaking.

16.	The Employee will sign a declaration of nondisclosure and non-compete as set forth in Appendix A.

17.	All rules and guidelines in place at the Company, as they apply on the date hereof and as the Company may modify and adjust them from time to time, regarding all or some of the Company’s employees, as applicable, also apply to the Employee and are considered a part of the terms hereof.

18.	This is a personal, special agreement that governs the relationship between the Employee and the Company and that exclusively establishes the terms of his employment at the Company. No agreement, memorandum, understanding, promise, representation, custom, or summary, whether made in writing and/or orally between the parties before this agreement, shall have any effect.

19.	The terms of this agreement and the appendixes thereto are confidential and are considered “Confidential Information,” as defined in Appendix A. Without derogating from the contents of Appendix A, you undertake to keep the agreement and its specific details in confidence (including the terms of the Employee’s employment at the Company) and not to disclose them to any third party.

20.	Titles in this agreement and its appendixes are intended for convenience only and may not be used in the interpretation of this agreement or its appendixes.

21.	If any one or more of the provisions of this agreement and its appendixes is found to be unenforceable or somehow invalid, this will not affect or detract from the legality, force, and enforceability of the remaining provisions of this agreement or its appendixes.

22.	This offer will only take effect as a binding agreement after you sign this document on its margins and deliver it to your superior in the Company, no later than May 14, 2013.

23.	Lior, we wish you and us good luck on our journey.

In witness whereof the parties have set their hand:

/s/ Lior Samuelson	/s/ Lior Kohavi
The Company	The Employee

Appendix A

Nondisclosure and Non-Compete

1.	For purposes of this appendix – “Confidential Information” means any information that is in any way recognized as Company information that the Employee received from the Company or during the course of his work at the Company or in his capacity as a Company employee, directly or indirectly, in the past, present, or future, in writing, orally, and/or otherwise, including information that concerns the Company’s and/or third parties’ commercial or business activities in any way relating to the Company, professional, financial, and marketing information, customer lists, work methods, procedures, and information that concerns an email project and information that will be gathered and/or accumulated by the Employee in connection with the above objectives, including information that concerns the Company’s and/or third parties’ business and commercial activities that in any way concern the Company. It is clarified that all of the foregoing Confidential Information is the exclusive property of the Company.

2.	“Vendor” – means a person, company, agency, partnership, government entity, or any other local or foreign entity that provides and/or markets and/or sells and/or leases and/or rents and/or transfers to the Company and/or through it, products and/or services and/or rights, of any kind, directly or indirectly, including anyone providing services and/or consulting to the Company and/or through it, directly or indirectly, in Israel or abroad, in any of the Company’s fields of business.

3.	“Company” – refers to Commtouch Software Ltd. and any subsidiary, affiliated company, and/or related company, and any entity under its control.

4.	The Employee is aware and accepts that the contents of this appendix are intended to protect the Company’s and the Employee’s fair and legitimate interests, and the Employee is aware of the importance of these clauses to the Company and its past and future business activity.

5.	Nondisclosure

During the term of his employment, the Employee undertakes not to transfer or use the Company’s Confidential Information except within the Company and for it, for its benefit only; he will not disclose or distribute any Confidential Information, directly or indirectly; he will keep everything that concerns the Company’s business and affairs secret and will in no way harm the Company’s reputation and/or its clientele. Is clarified that the undertaking in this subsection is for an unlimited time.

At all times after the end of the Employee’s employment at the Company, the Employee undertakes not to transfer or use the Company’s Confidential Information; he will not disclose or distribute any Confidential Information, directly or indirectly; he will keep everything that concerns the Company’s business and affairs in confidence and will in no way harm the Company’s reputation and/or its clientele. It is clarified that the undertaking in this subsection is not limited in time.

The Employee undertakes to use maximum caution to prevent any third party from becoming aware of or receiving any Confidential Information.

Without detracting from the generality of the foregoing, the Employee undertakes not to remove any object and/or document and/or product and/or material and/or Confidential Information he will receive within the framework of his work at the Company from the Company’s offices, including if these were prepared in the course of his work at the Company and/or in connection with it and/or in connection with its businesses and/or plans, other than as part of his duties.

The Employee will not copy and/or allow others to duplicate, copy, photocopy, print, and/or otherwise make a copy of the Confidential Information, except within his position.

The Employee states that all documents and/or product and/or software and/or other objects received by him in the course of his work for the Company will be the exclusive property of the Company at all times, and the Employee waives any right of lien or attachment with respect to such a document and/or object. For the avoidance of doubt, this also applies to photocopies and/or copies of such documents.

Immediately upon the end of the Employee’s employment at the Company, for any reason whatsoever, the Employee will return all Confidential Information and/or any Company material in his possession, if any, to the Company.

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6.	Service Inventions

The Employee hereby declares and undertakes that any invention, development, and/or idea and/or sample and/or model and/or program and/or algorithm (hereinafter: “Service Invention”) that will be made and/or developed in the course of and/or as a result of his work at the Company, on his own or with others, will be the exclusive property of the Company, and he does not nor will he have any right whatsoever to them. Without derogating from the above, the Employee hereby grants and assigns any right whatsoever if and when such a right may exist to the Company in advance. This section does not derogate from the provisions of any law. The salary the Company pays the Employee is and will be the full and final consideration paid for all rights in such a Service Invention.

The Employee undertakes to notify the Company immediately of any invention, development, enhancement, or method that are in any way relevant to the Company’s engagements. The Employee also undertakes to sign any document the Company and/or others on its behalf may require at any time, upon demand, to protect any Service Invention and/or transfer it to the Company pursuant to this document.

The Employee declares and confirms that his inventions, alone and/or with others, before he started working at the Company are the ones listed below and he has no other besides them:

7.	Non-Compete

Throughout the entire term of the Employee’s employment at the Company, the Employee undertakes not to engage in any subject related to all types of email, and not to compete against the Company in any way whatsoever; not to work and/or engage in any other occupation that may harm the Company and/or the performance of his duties, directly or indirectly, and as part of this, not to engage in direct or indirect commercial relationships with the Company’s customers and/or vendors regarding any product and/or service the Company markets or provides.

For six months following the end of the Employee’s employment at the Company (hereinafter: the “Additional Period”), the Employee undertakes not to engage in any matter that concerns all kinds of antispam, and not to compete in any way in any area in the Company’s field of business in which he was directly involved, not to engage any direct or indirect commercial relationship with the Company’s customers and/or vendors regarding any product and/or service the Company markets or provides.

Throughout the Additional Period, the Employee will not work, directly and/or indirectly, for any of the Company’s customers and/or agents and/or vendors and/or distributors, with whom he has a direct relationship or if it involves competition against the Company and/or harm to its interests and/or disclosure of Company commercial secrets and/or Confidential Information.

Throughout the Additional Period, for whatever reason, the Employee will not engage in any occupation or provide any service that may place it in competition against the Company or in conflict of interest with it, unless he received the Company’s prior written consent.

8.	Each of the provisions of this appendix is independent and separate, gives rise to additional liability, and they are cumulative with respect to the remaining provisions hereof.

9.	The provisions hereof do not detract from, but rather add to, the provisions of any law.

19.5.13	/s/ Lior Kohavi
Date	Employee’s name and signature

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Amendment to Section 15 of the May 16, 2013 Employment Contract

Between Lior Kohavi, I.D. No. 024966509 (hereinafter: the “Employee”)

And Cyren Ltd. (formerly Commtouch Software Ltd) (hereinafter: the “Company”)

Below are details of the amended section:

If either party wishes to terminate this contract, it must give the other party 90 days written notice. The foregoing notwithstanding, the Company may terminate the agreement immediately subject to payment in lieu of prior notice. The foregoing notwithstanding, during the first three months of employment, the parties will be obligated to give prior notice pursuant to the Prior Notice Law, 2001. In any event in which either you or the Company have given such notice, the Company may terminate your employment on the notice date or at any time thereafter, provided that the advance notice fee is paid. At the end of your employment and subject to the provisions of any law, the Company will release the executive insurance policy and continuing education fund to you, including contributions made to said fund as severance pay.

At the end of your employment and subject to the provisions of any law, the Company will release the executive insurance policy and continuing education fund to you, including contributions made to said fund as severance pay. The foregoing notwithstanding and without derogating from the provisions of any law, the Company reserves the right not to transfer the severance pay accumulated in the executive insurance/allowance/pension policy to the Employee, if he did not complete a term of 12 consecutive months of employment.

This section will not apply if it transpires that you are in breach of this contract and/or have acted dishonestly and/or unfaithfully toward the Company and/or you are charged with an offense involving moral turpitude and/or another offense whose circumstances, ethics-wise, are such that the Company will be of the opinion that your continued employment will cause the Company harm. In such case, the Company may terminate your employment with no advance notice, and you will not be entitled to severance pay. Upon notice of the termination of your employment and/or the termination of your employment for any reason whatsoever, you undertake to transfer your position at the Company to a person whose identity the Company will determine, upon the Company’s demand, in an orderly fashion, to the Company’s satisfaction, at the time and in the manner the Company shall determine. If such a transfer of position is required after the end of the advance notice period and/or after the termination of your employment at the Company, as applicable, you will be entitled to wages (with no additions) due to the workdays in which you will perform your foregoing duty.

All other sections of the agreement remain unchanged.

Signed by:

/s/ Lior Kohavi
The Employee

/s/ Lior Samuelson
The Company

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